Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	August 2, 2020	May 3, 2020	July 28, 2019	August 2, 2020	July 28, 2019

Revenue	$157,895	$142,774	$138,112	$460,405	$394,404

Cost of goods sold	120,161	112,341	107,542	357,636	311,721

Gross profit	37,734	30,433	30,570	102,769	82,683

Operating Expenses:

Selling, general and administrative	13,306	13,267	13,124	40,792	40,186

Research and development	4,492	4,462	4,046	13,034	11,852

Total Operating Expenses	17,798	17,729	17,170	53,826	52,038

Operating income	19,936	12,704	13,400	48,943	30,645

Other (expense) income, net	(2,135)	(951)	(348)	610	4,692

Income before income taxes	17,801	11,753	13,052	49,553	35,337

Income tax provision	4,937	3,781	3,218	17,789	7,883

Net income	12,864	7,972	9,834	31,764	27,454

Net income attributable to noncontrolling interests	2,088	1,688	3,487	4,404	7,361

Net income attributable to Photronics, Inc. shareholders	$10,776	$6,284	$6,347	$27,360	$20,093

Earnings per share:

Basic	$0.17	$0.10	$0.10	$0.42	$0.30

Diluted	$0.17	$0.10	$0.10	$0.42	$0.30

Weighted-average number of common shares outstanding:

Basic	64,780	64,937	66,313	65,090	66,386

Diluted	65,247	65,417	66,570	65,704	69,919